CONSULTING AGREEMENT

THIS AGREEMENT (the "**Agreement**") effective as of the day of 1st day of July, 2008 (the "**Effective Date**"), entered into between **Mantra Venture Group Ltd.**, with its principal offices located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7 (the "**Company**") and **Q4 Financial Group Inc.**, with an address of 500-666 Burrard Street, Vancouver, BC V6C 3P6 (the "**Consultant**") in connection with the provision of the Consultant's services to the Company.

WHEREAS:

A. The Company is in the business of acquiring and developing technology for the sustainable production of energy and other resources; and

B. The Company wishes to engage the services of the Consultant as an independent contractor of the Company.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. ENGAGEMENT AS A CONSULTANT

1.1 The the Company hereby engages the Consultant as an independent contractor of the Company, to undertake the duties and exercise those powers as requested by the Company or its subsidiaries from time to time, (collectively the "**Services**") and the Consultant accepts such engagement on the terms and conditions set forth in this Agreement.

2. TERM OF THIS AGREEMENT

2.1 The term of this Agreement shall begin as of the Effective Date and shall continue until September 30, 2008, unless terminated earlier pursuant to Section 12 herein (the "**Term**").

2.2 The Company and the Consultant may by mutual consent enter into a new Consulting Agreement prior to the end of the Term.

3. CONSULTANT SERVICES

3.1 The Services to be provided by the Consultant shall include but shall not be limited to the following executive consulting services:

(a) Dennis Petke, President of the Consultant will act as Chief Financial Officer; and

(b) Other duties as required.

3.2 In providing the Services the Consultant shall:

- comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;
- not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;

- not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and
- subject to section 5 herein, not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent in each instance.

4. CONSULTANT COMPENSATION

4.1 Monthly Rate. As consideration for the provision of the Services, the Company shall compensate the Consultant at the gross rate of at least US$2,500 per month, plus applicable taxes, payable on the Company's first pay period following completion of each month during the Term during which the Consultant provides the Services (the "**Compensation**"). The Company's obligation to pay any applicable Compensation shall be subject to receipt by the Company of the Consultant's invoice regarding same. The Consultant may be entitled to an increase to this monthly rate in any particular month at the sole discretion of the Company.

4.2 Shares and Options. As further compensation for the provision of the Services, the Company shall grant the Consultant the following securities:

(a) 50,000 shares of restricted common stock of the Company; and

(b) options to purchase up to 150,000 shares of common stock of the Company at a price of US$0.25 per share, vested as of the Effective Date of this Agreement and exercisable until June 30, 2010 or upon the termination of this Agreement, whichever occurs earlier.

4.3 The Company will use its best efforts to registered the 50,000 shares of common stock on the next registration statement that it files with the US Securities and Exchange Commission.

5. NO REIMBURSEMENT OF EXPENSES

5.1 The parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by the Consultant on the Consultant's own behalf pursuant to this Agreement including but not limited to the costs of rendering the Services. Notwithstanding the foregoing, the Company shall reimburse the Consultant for any bona fide expenses incurred by the Consultant on behalf of the Company in connection with the provision of the Services provided that the Consultant submits to the Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to the Company within 10 days after the Consultant incurs such expenses. However, **the Company shall have no obligation to reimburse Executive for any single expense in excess of CAD$500 or CAD $3,000.00 in the aggregate without the express prior written approval of the Company's Board of Directors.**

6. FIRST PRIORITY SERVICES

6.1 The Consultant shall at all times faithfully and in a professional manner perform all of the duties that may be reasonably required of the Consultant pursuant to the terms of this Agreement. The Consultant's services hereunder shall be provided on a non-exclusive, first priority basis to the Company and the Consultant shall be restricted from engaging in other business activities during the Term that may conflict with the provision of the Services to the Company on a first-priority basis.

7. CONFIDENTIALITY

7.1 The Consultant shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company its Directors, officers, shareholders, employees, or consultants (the "**Confidential Information**"). The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order. As a material inducement to the Company entering into this Agreement, the Consultant shall, at the Company's request, execute a confidentiality and non-disclosure agreement in a form approved by the Company.

8. NON-COMPETITION AND NON-SOLICITATION

8.1 As a material inducement to the Company for entering into this Agreement, the Consultant covenants as follows:

(a) during the Term and for a period of 12 months following the Term, the Consultant shall not, for any reason, directly or indirectly, whether as an individual, partner, joint venturer, executive, employee, consultant, principal, affiliate, agent, shareholder, officer or director of any individual or entity, solicit or accept business with respect to products competitive with those of the Company from any of the Company's customers situate in the Americas.

(b) during the Term and for a period of 12 months following the Term, the Consultant shall not hire or take away or cause to be hired or taken away any consultant or employee who was in the employ of the Company at any time during that period.

9. REPRESENTATIONS AND WARRANTIES

9.1 The Consultant represents, warrants and covenants to the Company as follows:

(a) the Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of the Company hereunder; and

(b) the Consultant is not under any physical or mental disability that would hinder the performance of his duties under this Agreement.

10. INDEMNIFICATION

10.1 The Consultant shall indemnify and hold harmless the Company, its partners, financiers, parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Consultant of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Consultant.

11. NO OBLIGATION TO PROCEED

11 .1 Nothing herein contained shall in any way obligate the Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder; provided that, upon the condition that the Consultant is not in material default of the terms and conditions hereof, nothing contained in this section 11.1 shall relieve the Company of its obligation to deliver to the Consultant the Compensation. All of the foregoing shall be subject to the other terms and conditions of this Agreement (including, without limitation, the Company's right of termination, disability and default).

12. RIGHT OF TERMINATION

12.1 The Company and the Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than 2 weeks written notice to the other of same. In the event of such termination, the Company shall deliver to the Consultant only that portion of the Compensation that has accrued as calculated on a daily pro-rated basis. The Company's right of termination pursuant to this section 12.1 shall be in addition to the Company's rights pursuant to below section 14.

13. INDEPENDENT CONTRACTORS

13.1 Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the parties for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held responsible for the acts either of omission or commission of the other party, and neither party is authorized, or has the power, to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner. It is expressly understood that the relationship between the parties is one of independent contractors.

14. MISCELLANEOUS PROVISIONS

(a) Time. Time is of the essence of this Agreement.

(b) Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c) Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d) Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e) Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f) Assignment. The Company may assign this Agreement, in whole or in part, at any time to any party, as the Company shall determine in its sole discretion; provided that, no such

assignment shall relieve the Company of its obligations hereunder unless consented to by the Consultant in writing. The Consultant may not assign this Agreement without the prior written consent of the Company in its sole discretion.

(g) Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten days written notice, to the other party.

(h) Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

(i) Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(j) Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

(k) Successors. The provisions of this Agreement shall be binding upon all parties, their successors and permitted assigns.

(l) Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

MANTRA VENTURE GROUP LTD.

Per: ______________________________

Larry Kristof, President

Q4 FINANCIAL GROUP INC.

Per: ______________________________

Dennis Petke, President